EXHIBIT 99.1
News
For Immediate Release November 19, 2007	Contact:
Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES NAMES WILLIAM WILKINS

SENIOR VICE PRESIDENT & MANAGING DIRECTOR

OF MINTEQ INTERNATIONAL INC.

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NEW YORK, November 19 - Minerals Technologies Inc. (NYSE: MTX) announced today that it has named William "Bill" Wilkins senior vice president & managing director of Minteq International Inc., a wholly owned subsidiary.

Mr. Wilkins, who joined Minerals Technologies in June 2007 as Vice President, Global Supply Chain & Logistics, will succeed Alain Bouruet-Aubertot, who has resigned from the company.

"We are very pleased to have someone of Bill's talents and business expertise take over Minteq International, a premier supplier of engineered refractory lining systems, metallurgical wire products, refractory measurement systems, and advanced carbon products," said Joseph C. Muscari, chairman and chief executive officer. "Bill has over 20 years of operational and financial management experience gained in Fortune 500 manufacturing companies and Tier 1 suppliers serving a wide variety of industries. He will head a business that has strong, future potential based upon a solid business model that brings value-added integrated approaches to its customers all over the world."

Mr. Wilkins has a broad range of experience in a variety of different industries. He has worked extensively in Europe, the Middle East, Far East and the United States. In 2006, he founded Management Services, a consultancy specializing in advising corporate and private equity clients on strategy, performance improvement, due diligence and acquisition target selection in the aerospace, defense and industrial sectors. Before starting his consultancy, Mr. Wilkins was president and chief executive officer of Sermatech International Inc., an engineered coatings applicator and specialty process business serving the aerospace and industrial gas turbine industries in North America, Europe and Asia. Sermatech had been part of Teleflex Inc. which designs, manufactures and distributes specialty engineered products to a wide range of industries. Mr. Wilkins previously served as vice president and chief financial officer of the Teleflex Aerospace Group before leading the spin off of Sermatech.

Prior to joining Teleflex, Mr. Wilkins worked for the Howmet Castings Business Unit of Alcoa, where he served as head of finance and administration for the Aluminum Casting Group, and before that group controller, International Operations.

Mr. Wilkins holds an undergraduate degree in Business Studies from Greenwich University in London and an MBA from Nichols College in Dudley, Massachusetts. He is co-chairman of the Greater Philadelphia Senior Executive Group's International Sub-Group, a member of the International Executive Resource Group and the Aerospace Industries Association.

Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. The company recorded sales on $1.06 billion million in 2006.

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This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 which describe or are based on current expectations. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2006 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/

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